EXHIBIT 99.1

PRESS RELEASE

For more information contact:                 FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314
           or
Gerald Shencavitz
Executive Vice President & CFO
(207) 288-3314

BAR HARBOR BANKSHARES RECEIVES PRELIMINARY APPROVAL
FOR $18.75 MILLION INVESTMENT UNDER
UNITED STATES TREASURY'S CAPITAL PURCHASE PROGRAM

BAR HARBOR, Maine (December 17, 2008) — Bar Harbor Bankshares (NYSE Alternext U.S.: BHB), parent of Bar Harbor Bank & Trust (the "Bank"), today announced it has received preliminary approval from the United States Department of the Treasury (the "Treasury") for an approximately $18.75 million investment of new capital under the Treasury’s Capital Purchase Program.

The Treasury announced the Capital Purchase Program in October 2008 pursuant to the Emergency Economic Stabilization Act of 2008. The Treasury and bank regulators have urged healthy banks to participate in the Capital Purchase Program to help stimulate the nation’s economy by increasing both the participating banks’ capital strength and capacity to lend. The program’s term sheet for public companies is available at the Treasury’s website at http://www.ustreas.gov.

"We are pleased to announce our voluntary participation in the Capital Purchase Program and the Treasury’s preliminary approval of our application," said Joseph M. Murphy, President and Chief Executive Officer of Bar Harbor Bankshares ("BHB"). "The fact that the United States Treasury is willing to invest in BHB confirms our healthy financial status and good standing with bank regulators. We believe that the Capital Purchase Program provides access to additional capital at costs that are quite favorable given the disarray in the worldwide capital markets. We anticipate that this additional capital will further strengthen BHB to help manage through an undetermined period of economic uncertainty within the banking industry. Ultimately, we intend to use this additional capital to increase commercial and consumer lending, where possible and prudent, to stimulate economic activity throughout our local and regional markets."

The Treasury will invest approximately $18.75 million in non-voting, senior preferred shares of BHB and will also receive warrants to purchase BHB common stock subject to standard Capital Purchase Program terms and conditions. The sale of preferred shares and issuance of warrants is subject to the completion of required documentation, which BHB anticipates will occur in January 2009.

BHB currently exceeds federal regulatory standards for a "well-capitalized" institution. On a pro forma basis as of September 30, 2008, the approximately $18.75 million in Capital Purchase Program funding would increase BHB's Tier I Leverage, Tier I Risk-based, and Tier I Total Risk-based Capital ratios from 6.76%, 10.10%, and 11.74% to 8.76%, 13.10%, and 14.74%, respectively. Under the capital adequacy guidelines administered by the regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6%, and 10%, respectively.

BHB also announced today that it intends to hold a Special Meeting of Shareholders on January 7, 2009, to seek approval from its shareholders of a proposed amendment to its Articles of Incorporation to authorize the issuance of preferred stock in connection with BHB’s participation in the Treasury’s Capital Purchase Program. Shareholders holding BHB’ s common stock as of November 20, 2008, will be entitled to vote at the Special Meeting.

About Bar Harbor Bankshares

BHB is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

Forward-Looking Statements:

This press release contains certain forward-looking statements with respect to the business of BHB for which it claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "expects," "plans," "believes," and other words of similar meaning. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of BHB and its management, and specifically include statements regarding BHB’s participation in the Treasury’s Capital Purchase Program. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: that, despite the preliminary approval, the sale of the preferred shares and issuance of warrants to the Treasury may not occur. One or more of these factors could affect BHB’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by BHB, or any other persons, that the objectives and plans of BHB will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of BHB. BHB assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.